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CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors

APT Systems, Inc.

San Francisco, CA

We consent to the incorporation by reference in the registration statement on Form S-8 of APT Systems, Inc. of our report dated April 25, 2016, which includes an explanatory paragraph regarding substantial doubt about the Company’s ability to continue as a going concern, with respect to the balance sheet of APT Systems, Inc., as of January 31, 2016 and the related statements of operations, stockholders’ deficit and cash flows for the year ended January 31, 2016, which appears in the January 31, 2016 annual report on Form 10-K of APT Systems, Inc.

/s/ RBSM LLP

Henderson, NV

April 14, 2017

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